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                                                                    Exhibit 23.2




                                       March 23, 1998


Mr. Tom Travis
Sandler & Travis Trade Advisory Services, Inc.
5200 Blue Lagoon Drive
Miami, Florida  33126-2022

                                                        SENT VIA FEDERAL EXPRESS

Dear Mr. Travis:

I am writing as a follow-up to our telephone conversation concerning the reference to Sandler & Travis Trade Advisory Services, Inc. as the source of certain apparel industry information that was included in the Tropical Sportswear Int'l Corporation's Annual Report on Form 10-K for the year ended September 1997. Attached to this correspondence is a copy of the Company's Annual Report that includes the paragraphs where the industry data you provided was quoted. Please signify your consent for the use of your name associated with this data by signing at the space provided below. Please return the original of this letter to me in the enclosed prepaid Federal Express envelope and retain a copy for your own files.

Thank you in advance for your assistance with this matter and if you should have any questions, please feel free to call me at 813-249-4900, extension 1068.

                                      Sincerely,

                                          /s/ N. Larry McPherson

                                      N. Larry McPherson
                                      Executive Vice President - Finance &
                                      Operations




SANDLER & TRAVIS TRADE ADVISORY SERVICES, INC.

       /s/ Tom Travis
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Signature

       Managing Director
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Title

       3/26/98
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Date